Exhibit 10-Z

[FORD LOGO]

Inter Office	Joe W. Laymon Group Vice President Corporate Human Resources and Labor Affairs December 9, 2004

To: Nicholas V. Scheele

Subject: Retirement

This letter is to confirm certain arrangements, pending approval of the Compensation Committee, related to your proposed retirement effective February 1, 2005.

•	You will retire under the terms of the Select Retirement Program, pending your signature on the appropriate separation waiver agreement.

•	During the period from February 1, 2005 to January 31, 2006, you will serve as a consultant to the Company on special assignment to the Chairman and CEO, subject to the terms and conditions of a consulting Agreement to be signed by you and the Company, unless the Agreement is terminated earlier.

•	Consistent with the terms of that Program, and the other non-qualified retirement programs for which you are eligible, you agree not to enter into any arrangement that would be competitive with Ford Motor Company, including subsidiaries. You also agree to maintain confidentiality on all matters related to the Company, to refrain from litigation against the Company, and to refrain from inimical conduct toward the Company, including refraining from any disparaging remarks about the Company or its employees, or any aspect of its business.

•	It will be requested of the Compensation Committee of the Board of Directors that all restrictions on your outstanding restricted stock awards and restricted stock equivalents lapse as of February 1, 2005.

•	You will be provided tax preparation support for the 2004 tax year.

•	You agree to assist in litigation on the Company’s behalf, as requested by the Company, even if requested after the effective date of your retirement.

•	Additionally, you agree to assist in the transfer of operations to Jim Padilla by January 28, 2005, and in transferring your responsibilities as a member of the Board of Directors and the board of directors of any subsidiaries or affiliates and any charitable boards on which you participate on the Company’s behalf, to other representatives on those Boards to be identified by the Company. You will resign from the Board of Directors of the Company, effective February 1, 2005.

•	You would be provided two E-vehicles in retirement consistent with the Executive Evaluation Vehicle Policy.

The Corporate Executive and Personnel Office will provide you other details regarding the standard programs and benefits for which you are eligible. Attached is an estimate and brief summary of the benefits. Complete details related to your retirement and benefits will be provided to you no later than 30 days prior to your retirement date.

Please indicate your acknowledgement of the arrangements for your retirement as indicated in this letter by signing below. Attached is a separation waiver agreement for your signature that should be signed and returned to me.

Acknowledge:	/s/ Nicholas V. Scheele

Date:	December 10, 2004